                                                                     Exhibit 5.1


                              November 8, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: National City Corporation 2001 Stock Option Plan, as Amended and Restated effective October 22, 2001

Ladies and Gentlemen:

         I am Assistant General Counsel of National City Corporation ("National City"), a Delaware corporation. Certain attorneys of the law department of National City (the "Law Department") have acted as counsel to National City in connection with the National City Corporation 2001 Stock Option Plan (the "Plan"). Except as otherwise defined in this opinion letter, each term used in this opinion letter and defined in the Plan shall have, for purposes of this opinion letter, the meaning ascribed to that term in the Plan.

         The Law Department has examined such documents, records, and matters of law as the Law Department has deemed necessary for the purpose of rendering the opinions set forth below in this opinion letter, and based on that examination, the Law Department is of the opinion that:


         1. The shares of National City Common Stock, par value $4.00 per share ("Common Stock") which may be issued (in the case of original issue shares) or transferred (in the case of treasury shares) upon the exercise of any Option Rights that have been granted or that may be grated under the Plan will, when issued or transferred, as the case may be, be fully paid and non-assessable so long as:

                  (a) the consideration received or to be received by National City is at least equal to the par value of such shares; and

                  (b) the issuance of any original issue shares, and the transfer of any treasury shares, is, prior to any such issuance or transfer, as the case may be, duly authorized; and

         2. any Option Rights granted or to be granted under and in accordance with the Plan will, when so granted, be validly issued.


         The Law Department hereby consents to (i) the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment No. 2 to the Registration Statement No. 333-67354 on Form S-8 to be filed by National City in order to effect registration of the shares of Common Stock which may be issued or transferred under the Plan and any Option Rights that have been granted or that may be granted under the Plan and (ii) the reference to the Law Department under the caption "Legal Opinions" in the prospectus comprising a part of such Registration Statement.


                                      Very truly yours,

                                       /s/ Carlton E. Langer
                                      -----------------------------------------
                                      National City Corporation Law Department
                                      Carlton E. Langer
                                      Assistant General Counsel